Prudential Financial Retail Medium-Term Notes, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-123240, 333-123240-01 and 333-123240-02

Pricing Supplement No. 114 – dated February 21, 2006 (to Prospectus dated March 21, 2005 and Prospectus Supplement dated April 29, 2005)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds to Issuer	Coupon Type	Settlement Date	Maturity Date

74432RAC7	$20,000,000	100.000%	0.25%	99.75%	Fixed	03/15/2006	3/15/2011

			$50,000	$19,950,000

Interest Rate	Interest Payment Frequency	First Interest Payment Date	Moody’s Rating	S&P Rating	Redemption	Survivor’s Option

5.50%	Semi-annually	9/15/2006	A3	A	Callable at 100% on any Interest Payment Date commencing March 15, 2008	No

Lead Agent: Banc of America Securities LLC Purchasing Agent: Morgan Stanley & Co. Incorporated* Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Incapital LLC, Merrill Lynch & Co., Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services

Prudential Financial, Inc.

Pricing Date: February 21, 2006

Settlement Date: March 15, 2006

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 050 via Morgan Stanley & Co. Incorporated

Recent Developments: Management of the Issuer announced on February 1, 2006 that, in connection with the preparation of the Issuer’s consolidated financial statements for the year ended December 31, 2005, which are not yet complete, it had concluded certain amounts were incorrectly classified in the Issuer’s audited Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002 included in the Issuer’s 2004 Annual Report on Form 10-K (the “2004 Form 10-K”) and in the Issuer’s unaudited Consolidated Statements of Cash Flows for the periods ended March 31 and June 30, 2005 and 2004 included in the Issuer’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2005 (the “2005 Forms 10-Q”), and that pending restatement, such Consolidated Statements of Cash Flows should not be relied upon. On February 15, 2006, the Issuer filed a Form 10-K/A and Forms 10-Q/A restating the Consolidated Statements of Cash Flows included in the 2004 Form 10-K and in the 2005 Forms 10-Q.

The Prudential Financial, Inc. Retail Medium-Term Notes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

* For a list of all selling group members, holders of the notes may contact the Purchasing Agent at dennis.o’rourke@morganstanley.com.

Morgan Stanley

Prudential Financial, Inc. $2,000,000,000 Prudential Financial Retail Medium-Term Notes Prospectus dated 21-Mar-05 and Prospectus Supplement dated 29-Apr-05